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                                                  EXHIBIT 23.3




The Board of Directors
Eclipsys Corporation:


The audits of the financial statements of SDK Healthcare Information Systems referred to in our report dated June 12, 1997 (except for Note 10 which is as of June 26, 1997), included the related financial statement schedule as of April 30, 1997, and for each of the years in the two-year period ended
April 30,1997, included in the registration statement. This financial statement schedule is the responsibility of management SDK Healthcare Information Systems. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP


Boston, Massachusetts
July 20, 1998